CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Counsel and Independent Auditors" in this Registration Statement (Form N-1A 333-47011) of Dreyfus Investment Portfolios (comprising of Bond Market Index Portfolio, Core Value Portfolio, European Equity Portfolio, Founders Growth Portfolio, Founders International Equity Portfolio, Founders Passport Portfolio, MidCap Stock Portfolio and Technology Growth Portfolio) and consent to the reference to our firm under the captions "Financial Highlights" and to the use of our reports dated February 4, 1999 for Core Value Portfolio, Founders Growth Portfolio, Founders International Equity Portfolio, Founders Passport Portfolio and MidCap Stock Portfolio, which is incorporated by reference, in this Registration Statement (Form N-1A 333-47011) of Dreyfus Investment Portfolios.



                                          ERNST & YOUNG LLP

New York, New York
August 25, 1999